Exhibit 10.1
FOURTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT
     THIS FOURTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT, dated as of October 24, 2008 (this “Amendment” or this “Fourth Amendment”), to the Existing Credit Agreement (as defined below) is made by CHAMPION HOME BUILDERS CO., a Michigan corporation (the “Borrower”), certain of the Lenders (such capitalized term and other capitalized terms used in this preamble and the recitals below to have the meanings set forth in, or are defined by reference in Article I below) and, solely for purposes of Articles V and VI, each Obligor signatory hereto.
W I T N E S S E T H:
     WHEREAS, the Borrower, the Lenders and Credit Suisse, Cayman Islands Branch, as the Administrative Agent, are all parties to the Amended and Restated Credit Agreement, dated as of April 7, 2006 (as amended or otherwise modified prior to the date hereof, the “Existing Credit Agreement”, and as amended by this Amendment and as the same may be further amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”); and
     WHEREAS, the Borrower has requested that the Lenders amend certain provisions of the Existing Credit Agreement and the Lenders are willing, on the terms and subject to the conditions hereinafter set forth, to modify the Existing Credit Agreement as set forth below.
     NOW, THEREFORE, the parties hereto hereby covenant and agree as follows:
ARTICLE I
DEFINITIONS
     SECTION 1.1. Certain Definitions. The following terms when used in this Amendment shall have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):
     “Amendment” is defined in the preamble.
     “Borrower” is defined in the preamble.
     “Credit Agreement” is defined in the first recital.
     “Existing Credit Agreement” is defined in the first recital.
     “Fourth Amendment Effective Date” is defined in Article III.
     SECTION 1.2. Other Definitions. Terms for which meanings are provided in the Existing Credit Agreement are, unless otherwise defined herein or the context otherwise requires, used in this Amendment with such meanings.

ARTICLE II
AMENDMENTS TO EXISTING CREDIT AGREEMENT
     Effective on (and subject to the occurrence of) the Fourth Amendment Effective Date, the provisions of the Existing Credit Agreement referred to below are hereby amended in accordance with this Article II. Except as expressly so amended, the Existing Credit Agreement shall continue in full force and effect in accordance with its terms.
     SECTION 2.1. Amendments to Sections 1.1.
     SECTION 2.1.1. Section 1.1 of the Existing Credit Agreement is hereby amended by inserting the following definitions in the appropriate alphabetical order:
     “Base Rate Specified Interest” is defined in the definition of Applicable Margin.
     “Defaulting Lender” shall mean any Revolving Loan Lender that has (i) defaulted in its obligation to make a Revolving Loan or to fund its participation in a Letter of Credit required to be made or funded by it hereunder, or (ii) notified the Administrative Agent or an Obligor in writing that it does not intend to satisfy any such obligation, or any Lender that has become insolvent or the assets or management of which has been taken over by any Governmental Authority.
     “Fourth Amendment” means the Fourth Amendment to Amended and Restated Credit Agreement, dated as of October 24, 2008, among the Borrower, certain other Obligors and the Lenders party thereto.
     “Fourth Amendment Effective Date” means the Fourth Amendment Effective Date as that term is defined in Article III of the Fourth Amendment.
     “Fourth Amendment Reset Date” means the last day of the Borrower’s fourth Fiscal Quarter of 2009.
     “LIBO Specified Interest” is defined in the definition of Applicable Margin.
     “Specified Interest” means, as the context may require, Base Rate Specified Interest, LIBO Specified Interest or both, as the case may be.
     “Specified Period Payment Date” means the last day of each Fiscal Quarter occurring during the 2009 Fiscal Year.
     “Specified Period” means the period beginning on the Fourth Amendment Effective Date and continuing through and including the Fourth Amendment Reset Date.

     “Specified Period Repayment Amount” means, (i) with respect to the Specified Period Payment Date occurring on the last day of the first Fiscal Quarter of 2009, $500,000, (ii) with respect to the Specified Period Payment Date occurring on the last day of the second Fiscal Quarter of 2009, $500,000, (iii) with respect to the Specified Period Payment Date occurring on the last day of the third Fiscal Quarter of 2009, $1,500,000, and (iv) with respect to the Specified Period Payment Date occurring on the last day of the fourth Fiscal Quarter of 2009, $2,500,000.
     “Tier 1 Payment”, “Tier 2 Payment”, and “Tier 3 Payment” are each defined in clause (a)(iii) of Section 3.1.1.
     SECTION 2.1.2. Section 1.1 of the Existing Credit Agreement is hereby further amended as follows:
     (a) The definition of “Applicable Margin” is hereby amended and restated in its entirety to read as follows:
     “Applicable Margin” means
     (a)  At all times other than during the Specified Period, (x)(i) 3.25% for US Term Loans maintained as LIBO Rate Loans, (ii) 2.25% for US Term Loans maintained as Base Rate Loans and (iii) 3.25% for Sterling Term Loans, (y)(i) 3.25% for Revolving Loans maintained as LIBO Rate Loans and (ii) 2.25% for Revolving Loans maintained as Base Rate Loans, and (z) with respect to all Participation Fees, 3.25%.
     (b)  From and after the first day of the Specified Period through and including the last day of the Specified Period only, the Applicable Margin shall be the applicable percentage determined with reference to the following grid:

	Applicable Margin in respect of LIBO Rate Loans, Sterling Term Loans and Participation Fees	Applicable Margin in respect of Base Rate Loans
Applicable Margin if a Tier 1 Payment has not been made:	6.50% (1.50% of which shall be deemed “LIBO Specified Interest”)	5.50% (1.50% of which shall be deemed “Base Rate Specified Interest”)

Applicable Margin if a Tier 1 Payment has been made:	5.50% (0.50% of which shall be deemed “LIBO Specified Interest”)	4.50% (0.50% of which shall be deemed “Base Rate Specified Interest”)

Applicable Margin if	5.00% (none of which	4.00% (none of which

	Applicable Margin in respect of LIBO Rate Loans, Sterling Term Loans and Participation Fees	Applicable Margin in respect of Base Rate Loans
a Tier 2 Payment has been made:	shall be LIBO Specified Interest)	shall be Base Rate Specified Interest)

Applicable Margin if a Tier 3 Payment has been made:	4.50% (none of which shall be LIBO Specified Interest)	3.50% (none of which shall be Base Rate Specified Interest)
     (b) The definition of “Base Rate” is hereby amended and restated in its entirety to read as follows:
     “Base Rate” means, at any time, the rate of interest then most recently established by the Administrative Agent in New York as its base rate for Dollars loaned in the United States. The Base Rate is not necessarily intended to be the lowest rate of interest determined by the Administrative Agent in connection with extensions of credit; provided that any term or provision hereof to the contrary notwithstanding, at no time during the Specified Period shall the Base Rate be less than 4.25%, regardless of any rate established by the Administrative Agent in accordance with the foregoing .
     (c) The definition of “EBITDA” is hereby amended by amending clause (b) thereof by (i) deleting the word “and” immediately following clause (vii) and replacing it with a comma (“,”) and (ii) replacing the comma (“,”) at the end of clause (viii) with the following: “, (ix) severance costs incurred by the Borrower and its Subsidiaries in connection with the reduction in work force beginning on September 29, 2008 and continuing through the Fourth Amendment Reset Date and (x) costs and expenses directly related to or arising out of the Fourth Amendment, including without limitation, the financial consultant to be retained by the Borrower pursuant to Section 7.15,”. Such definition is further amended by adding the following sentence to the end of such definition: “To the extent the Parent or any of its Subsidiaries Disposes of any operating assets during the Specified Period, the EBITDA attributable to those operating assets for the four Fiscal Quarters immediately preceding the disposition date of those assets will be added, without duplication and to the extent not otherwise included in EBITDA, to the EBITDA calculated for any four Fiscal Quarter period ending after the disposition of such operating assets.”.
     (d) The definition of “LIBO Rate” is hereby amended and restated in its entirety to read as follows:
     “LIBO Rate” means, with respect to any LIBO Rate Loans for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of the relevant Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in (i) in the case of Revolving Loans or US Term Loans, Dollars or (ii) in the case of Sterling Term Loans, Pounds Sterling (in each case, as set forth by the Bloomberg Information Service or any successor thereto or any other service reasonably selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates), for a period equal to such Interest Period; provided that, (x) to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum reasonably determined by the Administrative Agent to be the average of the rates per annum at which deposits in (a) in the case of Revolving Loans or US Term Loans, Dollars or (b) in the case of Sterling Term Loans, Pounds Sterling, are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period, and (y) any term or provision hereof to the contrary notwithstanding, at no time during the Specified Period shall the LIBO Rate be less than 3.25%, regardless of any referenced or displayed rate described above.
     (e) The definition of “Required Lenders” is hereby amended and restated in its entirety to read as follows:
     “Required Lenders” means, at any time, Lenders holding more than 50% of the Total Exposure Amount (it being understood that, for purposes of calculating such percentage, the Revolving Lenders holding the Revolving Reimbursement Obligations, and not the Revolving Issuer with respect thereto, shall be treated as holding the Revolving Letter of Credit Outstandings); provided that the Commitments and Loans of any Revolving Loan Lender that is a Defaulting Lender shall be disregarded in the determination of the Required Lenders at any time.
     (f) The definition of “Synthetic Facility Available Amount” is hereby amended by deleting the reference to “$60,000,000” as it appears in clause (i) thereof and replacing such reference with “$43,500,000”.
     SECTION 2.2. Amendment to Section 2.1.2. Section 2.1.2 of the Existing Credit Agreement is hereby amended by inserting the following sentence at the end of such Section: “Notwithstanding anything to the contrary contained in this Section 2.1.2 or elsewhere in this Agreement, in the event any Revolving Loan Lender becomes a Defaulting Lender, the Revolving Issuer shall not be required to issue any Letters of Credit unless such Revolving Issuer has entered into arrangements satisfactory to it and the Borrower to eliminate such Revolving Issuer’s risk with respect to the participation in Letters of Credit by all such Defaulting Lenders, including by cash collateralizing each such Defaulting Lender’s Percentage of each Revolving Letter of Credit.”
     SECTION 2.3. Amendment to Section 2.2.2. Section 2.2.2 of the Existing Credit Agreement is hereby amended by inserting the following sentence at the end of such Section: “Notwithstanding anything to the contrary contained herein, this Section 2.2.2 shall not be effective during the Specified Period.”.
     SECTION 2.4. Amendments to Section 3.1.1.

     (a) Clause (a)(i) of Section 3.1.1 of the Existing Credit Agreement is hereby amended by (i) deleting the word “and” immediately prior to clause (C) of the proviso thereof and (ii) inserting the following language immediately prior to the period (“.”) at the end of clause (C) of such proviso: “; and (D) for so long as (but only for so long as) no Event of Default has occurred and is continuing, at the Borrower’s election in connection with any prepayment of Revolving Loans pursuant to this clause (a)(i) of Section 3.1.1, such prepayment shall not be applied to any Revolving Loan of a Defaulting Lender”.
     (b) Clause (a) of Section 3.1.1 of the Existing Credit Agreement is hereby further amended by inserting a new clause (a)(iii) immediately following clause (a)(ii) of such Section which shall read as follows:
     (iii) In the event the Borrower makes a prepayment of the Term Loans pursuant to clause (a), clause (d), clause (e), clause (f) or clause (g) during the Specified Period in an aggregate amount during such Specified Period that is (A) greater than or equal to $10,000,000 but less than $20,000,000, such prepayment shall be deemed a “Tier 1 Payment”, (B) greater than or equal to $20,000,000 but less than $30,000,000, such prepayment shall be deemed a “Tier 2 Payment”, (C) greater than or equal to $30,000,000, such prepayment shall be deemed a “Tier 3 Payment”. For the avoidance of doubt, no prepayment or repayments pursuant to Section 3.1.1 (other than prepayments of the Term Loans pursuant to clause (a), clause (d), clause (e), clause (f) or clause (g)) shall be included in determining the amount of Tier 1 Payments, Tier 2 Payments or Tier 3 Payments.
     (c) Clause (b)(i) of Section 3.1.1 of the Existing Credit Agreement is hereby further amended by inserting a new sentence at the end of such clause which shall read as follows: “Notwithstanding the foregoing, in no event shall any repayment under this clause (b)(i) be required as a result of the addition of Specified Interest to the principal amount of the Revolving Loans pursuant to clause (a) of Section 3.2.3.”.
     (d) Section 3.1.1 of the Existing Credit Agreement is hereby amended by inserting a new clause (c)(iv) immediately following clause (iii) which shall read as follows:
     (iv) In addition to the payments required by clauses (i), (ii) and (iii) above, on each Specified Period Payment Date, the Borrower shall make a scheduled repayment of outstanding Term Loans in an amount equal to the Specified Period Repayment Amount applicable to such Specified Period Payment Date, in each case to be applied pro rata between the U.S. Term Loans and the Sterling Term Loans, based upon the relative outstanding principal amounts of such Loans at the time of such repayment and an exchange rate (of Sterling to Dollars) determined by the Administrative Agent one Business Day prior to such Specified Period Payment Date.
     (e) Clause (f) of Section 3.1.1 of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

     (f) No later than five Business Days following the receipt by the Borrower or any of its Subsidiaries of any Net Disposition Proceeds or Net Casualty Proceeds (other than any Net Casualty Proceeds received by the Borrower relating to the Casualty Event that occurred at the Borrower’s Henry, Tennessee facility during the first Fiscal Quarter of 2008) by the Borrower or any of its Subsidiaries, the Borrower shall deliver to the Administrative Agent a calculation of the amount of such proceeds, and, to the extent the aggregate amount of such proceeds received by the Parent and its Subsidiaries exceeds $5,000,000 (or, at all times during the Specified Period, $2,000,000), the Borrower shall make a mandatory prepayment of the Loans in an amount equal to 100% of such Net Disposition Proceeds or Net Casualty Proceeds, as the case may be, to be applied as set forth in Section 3.1.2; provided that, other than with respect to Net Disposition Proceeds in respect of any Disposition made by the Borrower or any of its Subsidiaries during the Specified Period, which proceeds, for the avoidance of doubt, may not be retained or reinvested as provided below, upon telephonic notice (promptly confirmed by facsimile) by the Borrower to the Administrative Agent not more than 5 Business Days following receipt of any Net Disposition Proceeds or Net Casualty Proceeds, such proceeds may be retained by the Parent and its Subsidiaries (and be excluded from the prepayment requirements of this clause) if (i) the Parent informs the Administrative Agent in such notice of its good faith intention to apply (or cause one or more of the Subsidiaries to apply) such Net Disposition Proceeds or Net Casualty Proceeds to the acquisition of other assets or properties consistent with the businesses permitted to be conducted pursuant to Section 8.1 (including by way of merger or Investment) or, in the case of any Casualty Event, to restore the property subject thereto, and (ii) within 365 days following the receipt of such Net Disposition Proceeds or Net Casualty Proceeds, such proceeds are applied or committed to such acquisition. The amount of such Net Disposition Proceeds or Net Casualty Proceeds unused or uncommitted after such 365 day period shall be applied to prepay the Loans as set forth in Section 3.1.2.
     SECTION 2.5. Amendments to Section 3.2.3.
     (a) Clause (a) of Section 3.2.3 of the Existing Credit Agreement is hereby amended by inserting the following sentences at the end of such Section: “Notwithstanding anything to the contrary in this Section 3.2.3 so long as no Default has occurred and is continuing, upon notice from the Borrower to the Administrative Agent, (i) to the extent any such interest accrued on any LIBO Rate Loan constitutes LIBO Specified Interest such LIBO Specified Interest may be paid by capitalizing such interest and adding such capitalized interest to the then outstanding principal amount of the Loans, with any such Specified Interest accrued in respect of Sterling Term Loans being added to Sterling Term Loan outstanding principal, any such Specified Interest accrued in respect of the US Term Loans being added to US Term Loan outstanding principal and any such Specified Interest accrued in respect of Revolving Loans being added to the Revolving Loan outstanding principal and (ii) to the extent any such interest accrued on any Base Rate Loan constitutes Base Rate Specified Interest such Base Rate Specified Interest may be paid by capitalizing such interest and adding such capitalized interest to the then outstanding principal amount of the Loans, with any such Specified Interest accrued in respect of Sterling Term Loans being added to Sterling Term Loan outstanding principal, any such Specified Interest accrued in respect of the US Term Loans being added to US Term Loan outstanding principal and any such Specified Interest accrued in respect of Revolving Loans being added to the Revolving Loan outstanding principal. The amount of any interest to be capitalized pursuant hereto shall, as of the date such interest is to be paid pursuant hereto, be added to the then outstanding principal amount of the Loans as set forth above, and thereafter, such capitalized amount shall bear interest as provided hereunder as if it had originally been part of the outstanding principal of the Loans.”
     (b) Clause (b) of Section 3.2.3 of the Existing Credit Agreement is hereby amended by inserting the following sentence at the end of such Section: “Notwithstanding anything to the contrary in this Section 3.2.3 so long as no Default has occurred and is continuing, upon notice from the Borrower to the Administrative Agent, to the extent any Participation Fees accrued on any Synthetic Deposit constitute LIBO Specified Interest such LIBO Specified Interest may be paid by deeming that such amount has, as of such Quarterly Payment Date, been added to the then outstanding principal amount of the Synthetic Deposit. Subject to the immediately succeeding sentence, the amount of any Participation Fees to be so capitalized shall be treated as if it had been part of the principal of the Synthetic Deposit. On the Synthetic Facility Maturity Date, the Borrower shall make a payment to the Administrative Agent, for the benefit of the Synthetic Lenders, in an amount equal to the amount of LIBO Specified Interest that has been deemed added to the principal amount of the Synthetic Deposit.”.
     SECTION 2.6. Amendment to Section 3.3. Section 3.3 of the Existing Credit Agreement is hereby amended by adding a new Section 3.3.4 which shall read as follows:
     SECTION 3.3.4. Defaulting Lender Fees. Notwithstanding anything to the contrary contained in this Section 3.3, the Administrative Agent may withhold any fees payable to a Lender pursuant to this Section 3.3 in its sole discretion for so long as such Lender remains a Defaulting Lender.
     SECTION 2.7. Amendment to Section 4.11. Section 4.11 of the Existing Credit Agreement is hereby amended by replacing the comma at the end of clause (c) thereof with the following language (to be inserted immediately prior to the words “the Borrower may”): “, or (d) becomes a Defaulting Lender, then, upon the occurrence of any of the events set forth in clauses (a), (b), (c) or (d)”.
     SECTION 2.8. Amendment to Section 7.1. Section 7.1 of the Existing Credit Agreement is hereby amended by (a) deleting the word “and” immediately following clause (i) thereof, (b) replacing the period (“.”) following clause (j) thereof with a semi-colon (“;”) and (c) inserting a new clause (k) and new clause (l) immediately following clause (j) which shall read as follows:
     (k) beginning on the Fourth Amendment Effective Date and, thereafter, prior to 9:00 a.m. on the second Business Day of each calendar week occurring during the Specified Period, a rolling 13-week cash flow forecast as of the last day of the preceding week, such forecast to be in the form attached as Annex II to the Fourth Amendment; and
     (l) on or before April 30, 2009, a plan and progress report prepared by the senior management of the Borrower which shall include an update on capital raising efforts, asset sales and the then current plans for debt retirement.
     SECTION 2.9. Amendment to Article VII. Article 7 of the Existing Credit Agreement is hereby amended by inserting a new Section 7.15 immediately following Section 7.14 which shall read as follows:
     SECTION 7.15. Financial Consultant. Promptly following the Fourth Amendment Effective Date (but in any event within 30 days following such date), the Borrower shall retain (on behalf of the Administrative Agent and the Secured Parties) a financial consultant, reasonably acceptable to the Administrative Agent, which financial consultant shall be retained for a period of 3 months and shall review the weekly cash flow projections provided pursuant to clause (k) of Section 7.1, monitor the Borrower’s performance against such projections and prepare reports related thereto upon the reasonable request by the Administrative Agent. All costs and expenses of such financial consultant shall be for the account of the Borrower.
     SECTION 2.10. Amendments to and Waivers of Section 8.4.
     (a) Beginning (and including) September 27, 2008 through and including the Fourth Amendment Reset Date, neither clause (a), clause (b) nor clause (c) of Section 8.4 shall be in effect.
     (b) Section 8.4 of the Existing Credit Agreement is hereby amended by inserting a new clause (d) and a new clause (e) which shall read as follows:
     (d) As of the last day of any Fiscal Quarter set forth below, the Parent and the Borrower shall not permit the sum of (x) the Obligor’s cash and Cash Equivalent Investments plus (y) undrawn and available Revolving Loan Commitments (for the avoidance of doubt, if a Default has occurred and is continuing, the entire Revolving Loan Commitment Amount shall be unavailable), to be less than the amount set forth opposite such Fiscal Quarter:

FISCAL QUARTER	AVAILABILITY
Fourth Fiscal Quarter of 2008	$55,000,000

First Fiscal Quarter of 2009	$45,000,000

Second Fiscal Quarter of 2009	$35,000,000

Third Fiscal Quarter of 2009	$39,000,000

Fourth Fiscal Quarter of 2009	$42,000,000

     (e) As of the last day of any Fiscal Quarter during the Specified Period, the Parent and its Subsidiaries shall not permit EBITDA for the immediately preceding period of four Fiscal Quarters to be less than $10,000,000 below the rolling LTM EBITDA projections prepared by the Borrower and posted to Intralinks on October 8, 2008 as part of the private lender presentation.
     SECTION 2.11. Amendment to Section 8.7. Section 8.7 of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:
     SECTION 8.7 Capital Expenditures. Subject (in the case of Capitalized Lease Liabilities) to clause (d) of Section 8.2, the Parent and the Borrower will not, and will not permit any of their respective Subsidiaries (other than Immaterial Subsidiaries) to, make or commit to make Capital Expenditures which aggregate in excess of (x) $30,000,000 in any Fiscal Year other than the 2009 Fiscal Year or (y) $10,000,000 for the 2009 Fiscal Year; provided that, to the extent the amount of Capital Expenditures permitted to be made in any Fiscal Year pursuant to the preceding terms of this Section exceeds the aggregate amount of Capital Expenditures actually made by the Borrower and its Subsidiaries during such Fiscal Year, such excess amount (a “Carry Forward Amount”) may be carried forward to the next succeeding Fiscal Year; provided, further that no such amount may be carried forward into the 2009 Fiscal Year from any previous Fiscal Year.
     SECTION 2.12. Amendment to Section 10.1. Section 10.1 of the Existing Credit Agreement is hereby amended by deleting in its entirety the antepenultimate sentence therein and replacing it with the following: “Each Lender hereby indemnifies (which indemnity shall survive any termination of this Agreement) the Administrative Agent, pro rata according to such Lender’s proportionate Total Exposure Amount (determined as if no Lender were a Defaulting Lender), from and against any and all liabilities, obligations, losses, damages, claims, costs or expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against, the Administrative Agent in any way relating to or arising out of any Loan Document (including attorneys’ fees), and as to which the Administrative Agent is not reimbursed by the Borrower; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, claims, costs or expenses which are determined by a court of competent jurisdiction in a final proceeding to have resulted from the Administrative Agent’s gross negligence or wilful misconduct.”
     SECTION 2.13. Amendment to Exhibit E. Exhibit E to the Existing Credit Agreement is hereby amended and restated in the form of Annex I attached hereto.
ARTICLE III
CONDITIONS TO EFFECTIVENESS
     SECTION 3.1. Conditions to Effectiveness. This Amendment shall become effective upon the prior or simultaneous satisfaction of each of the following conditions in a manner reasonably satisfactory to the Administrative Agent (the date when all such conditions are so satisfied being the “Fourth Amendment Effective Date”):
     SECTION 3.2. Counterparts. The Administrative Agent shall have received counterparts hereof executed on behalf of the Borrower, each other Obligor, and the Required Lenders.
     SECTION 3.3. Term Loan Prepayment. The Administrative Agent shall have received from the Borrower on the Fourth Amendment Effective Date a prepayment of the U.S. Term Loans and the Sterling Term Loans in an aggregate amount not less than $23,500,000, which amount shall be pro rated between the U.S. Term Loans and the Sterling Term Loans on the basis of a Sterling to Dollars exchange rate of 1.60745:1.00. Notwithstanding anything to the contrary contained in clause (b) of Section 3.1.2 of the Credit Agreement, the prepayments of the Terms Loans pursuant to this Section 3.3 shall be applied against the final payment of the Term Loans to be made on the Stated Maturity Date.
     SECTION 3.4. Revolving Loan Prepayment. The Administrative Agent shall have received from the Borrower on the Fourth Amendment Effective Date a repayment of the Revolving Loans in an aggregate amount not less than $10,000,000 (it being understood and agreed that the Revolving Loan Commitment Amount shall not be decreased as a result of such repayment).
     SECTION 3.5. Cancellation of Synthetic Letters of Credit. The Borrower shall have delivered irrevocable notice pursuant to clause (a)(ii) of Section 3.1.1 of the Credit Agreement at least one but not more than five Business Days prior to the Fourth Amendment Effective Date that the Borrower desires to reduce the Synthetic Facility Available Amount. On or prior to the Fourth Amendment Effective Date, the Borrower shall have delivered to the Administrative Agent for cancellation the Synthetic Letters of Credit described on Annex III hereto.
     SECTION 3.6. Issuance Request. The Borrower shall have delivered to the Administrative Agent an Issuance Request pursuant Section 2.6 of the Credit Agreement not less than two nor more than ten Business Days prior to the Fourth Amendment Effective Date in respect of the standby Letters of Credit that will replace the Synthetic Letters of Credit described on Annex III hereto.
     SECTION 3.7. Transfer of Cash. The Administrative Agent shall have received evidence reasonably satisfactory to it that the Borrower and its Subsidiaries shall have transferred not less than $15,000,000 of cash from foreign deposit accounts not subject to Control Agreements to one or more deposit accounts located in the United States of America which are subject to a Control Agreement.
     SECTION 3.8. Amendment Fee. The Administrative Agent shall have received for the pro rata account of each Lender (that has delivered its signature page in a manner and before the time set forth below), an amendment fee in an amount equal to 1.00% of the Total Exposure Amount as of the day immediately prior to the Fourth Amendment Effective Date (including any amounts drawn under the Letter of Credit facility), but payable only (i) upon the effectiveness of the Fourth Amendment and (ii) to each Lender that has delivered (including by way of facsimile or other electronic transmission) its executed signature page to this Amendment to the attention of Lauren Pincus at Allen & Overy LLP, 1221 Avenue of the Americas, New York, New York 10020, facsimile number: (212) 610-6399, at or prior to 5:00 P.M. (New York City time) on October 23, 2008.

     SECTION 3.9. Costs and Expenses, etc. The Administrative Agent shall have received for the account of itself and each Lender, all fees, costs and expenses due and payable pursuant to Sections 3.3 and 12.3 of the Existing Credit Agreement (including without limitation the fees and expenses of Allen & Overy LLP, special New York counsel to the Administrative Agent), if then invoiced, together with all other fees separately agreed to by the Borrower and the Administrative Agent (or any of its Affiliates).
     SECTION 3.10. Certificate of Authorized Officer. The Borrower shall have delivered a certificate of an Authorized Officer, solely in his or her capacity as an Authorized Officer of the Borrower and not in his or her individual capacity, certifying that, both immediately before and after giving effect to the this Amendment on the Fourth Amendment Effective Date, the statements set forth in Sections 4.1 and 4.2 hereof are true and correct.
     SECTION 3.11. Satisfactory Legal Form. The Administrative Agent and its counsel shall have received all information, and such counterpart originals or such certified or other copies of such materials, as the Administrative Agent or its counsel may reasonably request, and all legal matters incident to the effectiveness of this Amendment shall be satisfactory to the Administrative Agent and its counsel. All documents executed or submitted pursuant hereto or in connection herewith shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     To induce the Lenders to enter into this Amendment, the Borrower represents and warrants to the Lenders as set forth below.
     SECTION 4.1. Validity, etc. This Amendment and the Credit Agreement (after giving effect to this Amendment) each constitutes the legal, valid and binding obligation of the Borrower enforceable in accordance with its terms subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.
     SECTION 4.2. Representations and Warranties, etc. Both before and after giving effect to this Amendment, the statements set forth in clauses (a) and (b) of Section 5.3.1 of the Existing Credit Agreement are true and correct.
ARTICLE V
CONFIRMATION
     SECTION 5.1. Guarantees, Security Interest, Continued Effectiveness. Each Obligor hereby reaffirms, as of the Fourth Amendment Effective Date, that immediately after giving effect to this Amendment (i) the covenants and agreements made by such Obligor contained in each Loan Document to which it is a party, (ii) with respect to each Obligor party to a Guaranty, its guarantee of payment of the Obligations pursuant to such Guaranty and (iii) with respect to each Obligor party to the Pledge and Security Agreement or a Mortgage, its pledges and other grants of Liens in respect of the Obligations pursuant to any such Loan Document, in each case, as such covenants, agreements and other provisions may be modified by this Amendment.
     SECTION 5.2. Validity, etc. Each Obligor (other than the Borrower) hereby represents and warrants, as of the Fourth Amendment Effective Date, that immediately after giving effect to the Amendment, each Loan Document, in each case as modified by this Amendment (where applicable and whether directly or indirectly), to which it is a party continues to be a legal, valid and binding obligation of such Obligor, enforceable against such party in accordance with its terms subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.
     SECTION 5.3. Representations and Warranties, etc. Each Obligor (other than the Borrower) hereby represents and warrants, as of the Fourth Amendment Effective Date, that before and after giving effect to the Amendment, the representations and warranties set forth in each Loan Document to which such Obligor is a party are, in each case, true and correct (i) in the case of representations and warranties not qualified by references to “materiality” or a Material Adverse Effect, in all material respects and (ii) otherwise, in all respects, in each case with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).
ARTICLE VI
MISCELLANEOUS
     SECTION 6.1. Cross-References. References in this Amendment to any Article or Section are, unless otherwise specified, to such Article or Section of this Amendment.
     SECTION 6.2. Loan Document Pursuant to Existing Credit Agreement. This Amendment is a Loan Document executed pursuant to the Existing Credit Agreement and shall (unless otherwise expressly indicated therein) be construed, administered and applied in accordance with all of the terms and provisions of the Existing Credit Agreement, as amended hereby, including Article X thereof.
     SECTION 6.3. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
     SECTION 6.4. Counterparts. This Amendment may be executed by the parties hereto in several counterparts, each of which when executed and delivered shall be an original and all of which shall constitute together but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile (or other electronic transmission) shall be effective as delivery of a manually executed counterpart of this Amendment.
     SECTION 6.5. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.
     SECTION 6.6. Full Force and Effect; Limited Amendment. Except as expressly amended hereby, all of the representations, warranties, terms, covenants, conditions and other provisions of the Existing Credit Agreement and the Loan Documents shall remain unchanged and shall continue to be, and shall remain, in full force and effect in accordance with their respective terms. The amendments set forth herein shall be limited precisely as provided for herein to the provisions expressly amended herein and shall not be deemed to be an amendment to, waiver of, consent to or modification of any other term or provision of the Existing Credit Agreement or any other Loan Document or of any transaction or further or future action on the part of any Obligor which would require the consent of the Lenders under the Existing Credit Agreement or any of the Loan Documents.
     SECTION 6.7. No Waiver. This Amendment is not, and shall not be deemed to be, a waiver or a consent to any Event of Default, event with which the giving of notice or lapse of time or both may result in an Event of Default, or other non-compliance now existing or hereafter arising under the Credit Agreement and the other Loan Documents.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Fourth Amendment as of the date first above written.

CHAMPION HOME BUILDERS CO.

By:	/s/ Phyllis A. Knight Title: Vice President

Solely for purposes of Articles V and VI, each of the undersigned Obligors:

CHAMPION ENTERPRISES, INC.

By:	/s/ Phyllis A. Knight Title: Executive Vice President

CHAMPION ENTERPRISES MANAGEMENT CO.

By:	/s/ Phyllis A. Knight Title: President

CHAMPION RETAIL, INC.

By:	/s/ Roger K. Scholten Title: Vice President

HIGHLAND ACQUISITION CORP.

By:	/s/ Roger K. Scholten Title: Vice President

HIGHLAND MANUFACTURING COMPANY LLC

By:	/s/ Roger K. Scholten Title: Vice President

HOMES OF MERIT, INC.

By:	/s/ Roger K. Scholten Title: Vice President

NEW ERA BUILDING SYSTEMS, INC.

By:	/s/ Roger K. Scholten Title: Vice President

NORTH AMERICAN HOUSING CORP.

By:	/s/ Roger K. Scholten Title: Vice President

REDMAN HOMES, INC.

By:	/s/ Roger K. Scholten Title: Vice President

SAN JOSE ADVANTAGE HOMES, INC.

By:	/s/ Roger K. Scholten Title: Vice President

STAR FLEET, INC.

By:	/s/ Roger K. Scholten Title: Vice President

WESTERN HOMES CORPORATION

By:	/s/ Roger K. Scholten Title: Vice President

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Title:

By:	/s/ Title:

LENDER

By	/s/ Title: